BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090303

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

Nocera, Inc. (Entity Number - C2733-2002)

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

200 Million Par Value: $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

200 Million Par Value: $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The Company is effecting a net 1 (new) for 200 (old) reverse split.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

All fractional shares shall be rounded up to the nearest whole share. Please see attachment for full explanation.

7. Effective date and time of filing: (optional) Date: August 3rd, 2017 Time:

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X Erik S. Nelson

Signature of Officer

Secretary

Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nocera, Inc.
Attachment to Certificate of Change
(pursuant to NRS 78.209)

The Reverse-Split approved by the Board of Directors, and Shareholders of the Company shall be effected as follows:

1. A 1 for 40,000 reverse-split of the Company's common shares, followed immediately by;

2. All fractional shares shall be rounded upwards to the nearest whole share, followed immediately by;

3. A 200 for 1 forward stock split.

The net effect of these actions is a 1 for 200 Reverse-Split of the company's common shares, with no shareholder being reduced below 200 shares. All shareholders who currently have 40,000 (old) shares or less shall have 200 new shares.